Exhibit 99.1
Talen Energy Reports Third Quarter 2026 Results, Reaffirms 2026 Guidance, and Introduces 2027 Guidance
Earnings Release Highlights
▪Third quarter GAAP Net Income (Loss) Attributable to Stockholders of $138 million.
▪Third quarter Adjusted EBITDA of $669 million and Adjusted Free Cash Flow of $433 million.
▪Announced $1.5 billion accelerated share repurchase program (“ASR”) expected to be complete by the end of the first quarter 2027. Upsized share repurchase program (“SRP”) to $3.0 billion through December 31, 2028 (including the ASR).
▪Reaffirming 2026 Adjusted EBITDA and Adjusted Free Cash Flow guidance ranges to $2,050 million - $2,200 million and $1,225 million - $1,325 million, respectively.
▪Introducing 2027 Adjusted EBITDA and Adjusted Free Cash Flow guidance ranges of $2,500 million - $2,850 million and $1,500 million - $1,750 million, representing approximately 26% and 27% growth at the midpoints compared with 2026 guidance.
HOUSTON, November 3, 2026 – Talen Energy Corporation (“Talen,” “TEC,” the “Company,” “we,” or “our”) (NASDAQ: TLN), a leading independent power producer, today reported its third quarter 2026 financial results and other highlights.
“Talen delivered $669 million of Adjusted EBITDA and $433 million of Adjusted Free Cash Flow in the third quarter. With nine months behind us, we are reaffirming the midpoint and are narrowing the range of our 2026 guidance. We are also introducing our 2027 guidance that reflects strong PJM fundamentals and a full year of contributions from our recently acquired assets,” said Talen Chief Executive Officer Mac McFarland.
Talen President Terry Nutt added, “Share repurchases remain the benchmark against which we evaluate capital allocation. This quarter, we increased our share repurchase program to $3.0 billion, including a $1.5 billion accelerated share repurchase program. We have now repurchased more than one third of the shares outstanding at emergence.” He continued, “Growing demand across PJM strengthens the outlook for our fleet and supports our focus on increasing Adjusted Free Cash Flow per share over the coming years.”
Operating Results (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions of Dollars Unless Otherwise Stated)	2026	2025	2026	2025
GAAP Net Income (Loss) Attributable to Stockholders	$138	$207	$109	$144
Adjusted EBITDA	669	363	1,516	653
Adjusted Free Cash Flow	433	223	995	232
Total Generation (TWh) (a)	23.9	11.1	53.5	28.1
Capacity Factor	75.4%	56.6%	64.3%	47.2%
__________________
(a)Total generation is net of station use consumption, where applicable. Volumes associated with acquired and sold generation facilities are presented for the periods in which Talen owned the facilities.

For the quarter ended September 30, 2026, Talen reported GAAP Net Income (Loss) Attributable to Stockholders of $138 million, Adjusted EBITDA of $669 million, and Adjusted Free Cash Flow of $433 million. Compared with the quarter ended September 30, 2025:
▪GAAP Net Income (Loss) Attributable to Stockholders decreased by $(69) million primarily due to higher net income associated with the contribution of acquired generation facilities, higher settled power prices and generation volumes (net of realized hedges), and higher capacity revenues. Such amounts were outweighed by unrealized mark-to-market losses on commodity derivative contracts and an increase in interest expense associated with acquisition financings.
▪Adjusted EBITDA increased by $306 million primarily due to the contribution of acquired generation facilities, higher settled power prices and generation volumes (net of realized hedges), and higher capacity revenues.

▪Adjusted Free Cash Flow increased by $210 million primarily due to the contribution of acquired generation facilities, higher settled power prices and generation volumes (net of realized hedges), and higher capacity revenues, which were partially offset by higher cash interest payments associated with acquisition financings.
See “Non-GAAP Financial Measures” for details and reconciliations of GAAP to non-GAAP financial measures.
Reaffirming 2026 Guidance and Introducing 2027 Guidance

(Millions of Dollars)	2026E	2027E
Adjusted EBITDA	$2,050 - $2,200	$2,500 - $2,850
Adjusted Free Cash Flow	$1,225 - $1,325	$1,500 - $1,750
Upsize of SRP and ASR
In September 2026, the Board of Directors approved the upsizing of the Company’s existing SRP from $1.5 billion to an aggregate remaining capacity of $3.0 billion. Additionally, the Company entered into an ASR program, authorized under the SRP, to repurchase an aggregate of $1.5 billion of TEC common stock.
On October 1, 2026, the Company received and retired approximately 3.8 million shares of TEC common stock repurchased under the ASR program, which is equivalent to 80% of the aggregate $1.5 billion value of the ASR program. The final settlement is expected to be completed no later than the first quarter of 2027. The repurchases were funded by net proceeds of $1.3 billion from the capacity monetization and cash on hand.
During the third quarter 2026, we repurchased 600,000 shares of TEC common stock for approximately $204 million, separate from the ASR program. Upon completion of the ASR program at current prices, we will have repurchased approximately 19.5 million shares of TEC common stock for a total of approximately $4.0 billion since the start of 2024, with $1.5 billion remaining under our SRP through year end 2028. All share repurchase amounts exclude transaction costs.
PJM Capacity Monetization
On October 1, 2026, Talen closed on a capacity monetization agreement to sell rights to approximately $1.5 billion in future PJM capacity cash flows for the 2027/2028 and 2028/2029 PJM capacity years and used the net proceeds of $1.3 billion to fund the ASR.
Balance Sheet and Liquidity
We are focused on maintaining our net leverage target of 3.5x net debt-to-Adjusted EBITDA. As of October 30, 2026, Talen had total available liquidity of approximately $1.6 billion, comprised of $220 million of unrestricted cash and $1.4 billion of available capacity under the Revolving Credit Facility.
Update on Hedging Activities
As of September 30, 2026, including the impact of the Nuclear Production Tax Credit, we had hedged approximately 80% of our expected generation volumes for October - December 2026, approximately 70% for 2027 and approximately 35% for 2028. Talen’s hedging program is a key component of our comprehensive risk policy and supports the objective of increasing cash flow stability while maintaining upside optionality.
Earnings Call
Talen will hold an earnings call on Tuesday, November 3, 2026, at 8 a.m. ET (7 a.m. CT). To listen to the earnings call, please register in advance for the webcast here. For participants joining the call via phone, please register here prior to the start time to receive dial-in information. A digital replay will be archived for approximately one year and available on the Events page of Talen’s Investor Relations website linked here.

About Talen
Talen Energy (NASDAQ: TLN) is a leading independent power producer and energy infrastructure company dedicated to powering the future. We own and operate approximately 15.5 GW of power infrastructure in the United States, including 2.2 GW of nuclear power and a significant dispatchable fossil fleet. We produce and sell electricity, capacity, and ancillary services into wholesale U.S. power markets, with generation in the Mid-Atlantic, Ohio, Indiana, and Montana. Our team is committed to generating power safely and reliably and delivering the most value per megawatt produced. Talen is also powering the digital infrastructure revolution. We are well-positioned to serve this growing industry, as artificial intelligence data centers increasingly demand more reliable power. Talen is headquartered in Houston, Texas. For more information, visit https://www.talenenergy.com/.
Investor Relations:
Bill Appicelli
Senior Vice President, Investor Relations
InvestorRelations@talenenergy.com
Media:
Taryne Williams
Director, Corporate Communications
Taryne.Williams@talenenergy.com
Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the federal securities laws, which statements are subject to substantial risks and uncertainties. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this communication, or incorporated by reference into this communication, are forward-looking statements. Throughout this communication, we have attempted to identify forward-looking statements by using words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "forecasts," "goal," "intend," "may," "plan," "potential," "predict," "project," "seek," "should," "will," or other forms of these words or similar words or expressions or the negative thereof, although not all forward-looking statements contain these terms. Forward-looking statements address future events and conditions concerning, among other things, the leadership transition, the timing, size, completion, and impacts of the capacity monetization, ASR, and remaining SRP, capital expenditures, earnings, litigation, regulatory matters, hedging, liquidity and capital resources, accounting matters, expectations, beliefs, plans, objectives, goals, strategies, future events or performance, shareholder returns and underlying assumptions. Forward-looking statements are subject to substantial risks and uncertainties that could cause our future business, financial condition, results of operations or performance to differ materially from our historical results or those expressed or implied in any forward-looking statement contained in this communication. All of our forward-looking statements include assumptions underlying or relating to such statements that may cause actual results to differ materially from expectations and are subject to numerous factors that present considerable risks and uncertainties.

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions of Dollars, except share data)	2026	2025	2026	2025
Energy and other revenues	$1,187	$604	$2,943	$1,552
Capacity revenues	323	166	767	303
Unrealized gain (loss) on derivative instruments	(183)	42	(507)	(23)
Operating Revenues	1,327	812	3,203	1,832
Fuel and energy purchases	(626)	(259)	(1,546)	(677)
Nuclear fuel amortization	(27)	(27)	(73)	(71)
Unrealized gain (loss) on derivative instruments	(7)	(6)	(48)	(31)
Energy Expenses	(660)	(292)	(1,667)	(779)
Operating Expenses
Operation, maintenance and development	(167)	(131)	(542)	(469)
General and administrative (Includes stock-based compensation of $(51), $(15), $(120) and $(42))	(76)	(38)	(198)	(113)
Depreciation, amortization and accretion	(157)	(61)	(352)	(205)
Other operating income (expense), net	(12)	(27)	(51)	(43)
Operating Income (Loss)	255	263	393	223
Nuclear decommissioning trust funds gain (loss), net	18	81	130	149
Interest expense and other finance charges	(148)	(67)	(481)	(203)
Gain (loss) on sale of assets, net	66	25	69	36
Other non-operating income (expense), net	4	2	36	9
Income (Loss) Before Income Taxes	195	304	147	214
Income tax benefit (expense)	(57)	(97)	(38)	(70)
Net Income (Loss) Attributable to Stockholders	$138	$207	$109	$144
Per Common Share
Net Income (Loss) Attributable to Stockholders - Basic	$2.90	$4.52	$2.35	$3.15
Net Income (Loss) Attributable to Stockholders - Diluted	$2.88	$4.25	$2.33	$2.96
Weighted-Average Number of Common Shares Outstanding - Basic (in thousands)	47,625	45,684	46,388	45,694
Weighted-Average Number of Common Shares Outstanding - Diluted (in thousands)	47,973	48,582	46,757	48,588

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Millions of Dollars, except share data)	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$335	$689
Restricted cash and cash equivalents	14	63
Accounts receivable	304	196
Inventory, net	316	278
Derivative instruments	122	56
Other current assets	61	67
Total current assets	1,152	1,349
Property, plant and equipment, net	11,858	7,546
Nuclear decommissioning trust funds	1,976	1,900
Derivative instruments	9	4
Other noncurrent assets	92	106
Total Assets	$15,087	$10,905
Liabilities and Equity
Long-term debt, due within one year	$29	$29
Accrued interest	169	60
Accounts payable and other accrued liabilities	391	281
Derivative instruments	617	101
Stock-based compensation liabilities	2	501
Other current liabilities	82	78
Total current liabilities	1,290	1,050
Long-term debt	9,540	6,782
Derivative instruments	243	67
Postretirement benefit obligations	203	229
Asset retirement obligations and accrued environmental costs	500	494
Deferred income taxes	938	486
Acquired contract liabilities	734	662
Other noncurrent liabilities	36	42
Total Liabilities	$13,484	$9,812
Commitments and Contingencies
Stockholders' Equity
Common stock ($0.001 par value, 350,000,000 shares authorized) (a)	$—	$—
Additional paid-in capital	2,562	1,709
Accumulated retained earnings (deficit)	(947)	(612)
Accumulated other comprehensive income (loss)	(35)	(4)
Total Stockholders' Equity	1,580	1,093
Noncontrolling interests	23	—
Total Equity	1,603	1,093
Total Liabilities and Stockholders' Equity	$15,087	$10,905
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(a)47,316,772 and 45,687,828 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively.

TALEN ENERGY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
(Millions of Dollars)	2026	2025
Operating Activities
Net Income (Loss)	$109	$144
Non-cash reconciliation adjustments:
Unrealized (gains) losses on derivative instruments	535	68
Depreciation, amortization and accretion	285	208
Nuclear decommissioning trust funds (gain) loss, net (excluding interest and fees)	(88)	(112)
Nuclear fuel amortization	73	71
Deferred income taxes	14	44
Stock-based compensation	120	42
(Gain) loss on sales of assets, net	(66)	(36)
Other	30	38
Changes in assets and liabilities:
Accounts receivable	(70)	(57)
Inventory, net	(14)	35
Other assets	23	202
Accounts payable and accrued liabilities	61	(91)
Accrued interest	109	36
Collateral received (posted), net	(68)	(7)
Cash settlement of stock-based awards	(500)	—
Other liabilities	(63)	(161)
Net cash provided by (used in) operating activities	490	424
Investing Activities
Property, plant and equipment expenditures	(348)	(72)
Nuclear fuel expenditures	(101)	(94)
Nuclear decommissioning trust funds investment purchases	(564)	(1,852)
Nuclear decommissioning trust funds investment sale proceeds	530	1,827
Cornerstone Acquisition, net	(2,569)	—
Proceeds from the sale of assets	73	40
Other	16	(5)
Net cash provided by (used in) investing activities	(2,963)	(156)
Financing Activities
Debt issuances	4,000	—
Debt repayments	(1,222)	(13)
Deferred financing costs	(59)	(29)
Revolving credit facility borrowings	500	75
Revolving credit facility repayments	(500)	(75)
Share repurchases	(502)	(103)
Tax payments related to net-settled stock-based awards	(141)	—
Other	(6)	9
Net cash provided by (used in) financing activities	2,070	(136)
Net increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	(403)	132
Beginning of period cash and cash equivalents and restricted cash and cash equivalents	752	365
End of period cash and cash equivalents and restricted cash and cash equivalents	$349	$497

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted Free Cash Flow, which we use as measures of our performance and liquidity, are not financial measures prepared under GAAP. Non-GAAP financial measures do not have definitions under GAAP and may be defined and calculated differently by, and not be comparable to, similarly titled measures used by other companies. Non-GAAP measures are not intended to replace the most comparable GAAP measures as indicators of performance. Generally, a non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Management cautions readers not to place undue reliance on the following non-GAAP financial measures, but to also consider them along with their most directly comparable GAAP financial measures. Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP.
Adjusted EBITDA
We use Adjusted EBITDA to: (i) assist in comparing operating performance and readily view operating trends on a consistent basis from period to period without certain items that may distort financial results; (ii) plan and forecast overall expectations and evaluate actual results against such expectations; (iii) communicate with our Board of Directors, shareholders, creditors, analysts, and the broader financial community concerning our financial performance; (iv) set performance metrics for our annual short-term incentive compensation; and (v) assess compliance with our indebtedness.
Adjusted EBITDA is computed as net income (loss) adjusted, among other things, for certain: (i) nonrecurring charges; (ii) non-recurring gains; (iii) non-cash and other items; (iv) unusual market events; (v) any depreciation, amortization, or accretion; (vi) mark-to-market gains or losses; (vii) gains and losses on the nuclear facility decommissioning trust (“NDT”); (viii) gains and losses on asset sales, dispositions, and asset retirement; (ix) impairments, obsolescence, and net realizable value charges; (x) interest expense; (xi) income taxes; (xii) legal settlements, liquidated damages, and contractual terminations; (xiii) development expenses; (xiv) noncontrolling interests, except where otherwise noted; and (xv) other adjustments. Such adjustments are computed consistently with the provisions of our indebtedness to the extent that they can be derived from the financial records of the business.
Additionally, we believe investors commonly adjust net income (loss) information to eliminate the effect of nonrecurring restructuring expenses and other non-cash charges, which can vary widely from company to company and from period to period and impair comparability. We believe Adjusted EBITDA is useful to investors and other users of our financial statements to evaluate our operating performance because it provides an additional tool to compare business performance across companies and between periods. Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to such items described above. These adjustments can vary substantially from company to company and period to period depending upon accounting policies, book value of assets, capital structure, and the method by which assets were acquired.
Adjusted Free Cash Flow
Adjusted Free Cash Flow is utilized by our chief operating decision makers to evaluate cash flow activities. Adjusted Free Cash Flow is computed as Adjusted EBITDA reduced by capital expenditures (including nuclear fuel but excluding development, growth, and (or) conversion capital expenditures), cash payments for interest and finance charges, cash payments for income taxes (excluding income taxes paid from the NDT, taxes paid or deductions taken as a result of strategic asset sales, and benefits of the Nuclear PTC utilized to reduce income taxes paid), and pension contributions.
We believe Adjusted Free Cash Flow is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to determine a company’s ability to meet future obligations and to compare business performance across companies and across periods. Adjusted Free Cash Flow is widely used by investors to measure a company’s levered cash flow without regard to items such as ARO settlements; nonrecurring development, growth and conversion expenditures; and cash proceeds or payments for the sale or purchase of assets, which can vary substantially from company to company and from period to period depending upon accounting methods, book value of assets, capital structure, and the method by which assets were acquired.

Adjusted EBITDA / Adjusted Free Cash Flow Reconciliation
The following table presents a reconciliation of the GAAP financial measure of “Net Income (Loss)” presented on the Consolidated Statements of Operations to the non-GAAP financial measures of Adjusted EBITDA and Adjusted Free Cash Flow:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions of Dollars)	2026	2025	2026	2025
Net Income (Loss)	$138	$207	$109	$144
Adjustments
Interest expense and other finance charges	148	67	481	203
Income tax (benefit) expense	57	97	38	70
Depreciation, amortization and accretion (a)	122	61	273	198
Nuclear fuel amortization (a)	27	27	73	71
Unrealized (gain) loss on commodity derivative contracts	190	(36)	555	54
Nuclear decommissioning trust funds (gain) loss, net	(18)	(81)	(130)	(149)
Stock-based and other long-term incentive compensation expense	54	18	127	49
(Gain) loss on asset sales, net	(66)	(25)	(69)	(36)
Non-cash impairments and other charges	1	1	2	11
Acquisition and divestiture activities (b)	2	8	39	12
Operational and other restructuring activities	4	3	11	6
Other	10	16	7	20
Total Adjusted EBITDA	$669	$363	$1,516	$653
Capital expenditures, net	(77)	(65)	(200)	(164)
Interest and finance charge payments	(149)	(36)	(303)	(143)
Income taxes	(1)	—	5	(51)
Pension contributions	(9)	(39)	(23)	(63)
Total Adjusted Free Cash Flow	$433	$223	$995	$232
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(a)Includes the periodic amortization of fair value adjustments associated with acquired fuel supply contract liabilities and intangible assets.
(b)Includes the non-recurring: (i) advisory fees associated with completed acquisitions and divestitures; (ii) remaining settlements on contracts of divested assets; and (iii) non-recurring finance fees charged to the Consolidated Statement of Operations associated with acquisition financing fee arrangements.

Adjusted EBITDA / Adjusted Free Cash Flow Reconciliation: 2026E and 2027E Guidance

	2026E		2027E
(Millions of Dollars)	Low	High	Low	High
Net Income (Loss)	$960	$1,080	$1,105	$1,405
Adjustments
Interest expense and other finance charges	460	480	585	615
Income tax (benefit) expense	15	25	50	70
Depreciation, amortization and accretion	515	515	650	650
Nuclear fuel amortization	100	100	110	110
Adjusted EBITDA	$2,050	$2,200	$2,500	$2,850
Capital expenditures, net	$(325)	$(335)	$(355)	$(385)
Interest and finance charge payments	(460)	(480)	(585)	(615)
Income taxes	(15)	(25)	(50)	(70)
Pension contributions	(25)	(35)	(10)	(30)
Adjusted Free Cash Flow	$1,225	$1,325	$1,500	$1,750
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Note: Figures are rounded to the nearest $5 million.